Exhibit 99.1

Sun Hydraulics Pleased with First Quarter Results, Sees Recovery Strengthening

SARASOTA, FLA, May 10, 2010 – Sun Hydraulics Corporation (NASDAQ: SNHY) reported financial results for the first quarter 2010 as follows:

(Dollars in millions except net income per share)

	April 3 2010	March 28 2009	Increase
Three Months Ended
Net Sales	$31.6	$25.2	25%
Net Income	$3.3	$0.6	450%
Net Income per share:
Basic	$0.20	$0.03	567%
Diluted	$0.20	$0.03	567%

“Due to higher than anticipated activity in March, we exceeded our first quarter sales and earnings estimates,” said Allen Carlson, Sun CEO and president. “Even with the substantial increase in orders, we are able to meet the rising demand. The consistent level of expedited orders indicates to us that inventory throughout the pipeline is exhausted and OEMs are building on an as-needed basis.”

Continuing, Carlson commented, “By mid-April, our U.S. workforce was fully employed and the salary reductions of last year were reinstated. Our global colleagues either have or will return to full employment as needed to meet demand in different geographic areas. We have the capacity to meet increasing demand for the foreseeable future.”

“Sun is well prepared for the rapid increase in demand,” concluded Carlson. “The investments we made last year, including $5.1 million in capital and preserving and investing in our workforce, allow us to respond to our customers’ needs. Sun’s reliable delivery capability and customer service are the cornerstones of our ability to gain market share in the expansion phase of the business cycle.”

Outlook

The Company’s 2010 second quarter sales are expected to be $39 million, an 81% increase in revenue compared to the same period last year, and earnings are expected to be $0.34 to $0.36 per share compared to a loss of $0.03 per share in the same period of the prior year.

Webcast

Sun Hydraulics Corporation will broadcast its Q1 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, May 11, 2010. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?EventID=80530.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing (877) 212-8518. Questions also may be submitted to the Company via email by going to the Sun Hydraulics website, www.sunhydraulics.com, and clicking on Investor Relations on the top menu. Scroll down to the bottom of the page and click on contact email:

investor@sunhydraulics.com, which will open an email window to type in your message. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended April 3, 2010, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended January 2, 2010. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	April 3, 2010	March 28, 2009
	(unaudited)	(unaudited)
Net sales	$31,605	$25,208

Cost of sales	21,485	19,629

Gross profit	10,120	5,579

Selling, engineering and administrative expenses	5,156	4,775

Operating income	4,964	804

Interest income, net	(137)	(110)
Foreign currency transaction gain, net	(27)	(8)
Miscellaneous (income) expense, net	(20)	199

Income before income taxes	5,148	723

Income tax provision	1,837	171

Net income	$3,311	$552

Basic net income per common share	$0.20	$0.03

Weighted average basic shares outstanding	16,942	16,664

Diluted net income per common share	$0.20	$0.03

Weighted average diluted shares outstanding	16,977	16,694

Dividends declared per share	$0.090	$0.180

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 3, 2010	January 2, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,638	$30,314
Restricted cash	131	132
Accounts receivable, net of allowance for doubtful accounts of $81 and $90	14,367	9,949
Inventories	8,878	7,799
Income taxes receivable	—	1,485
Deferred income taxes	575	575
Marketable securities	10,827	7,844
Other current assets	2,398	1,797

Total current assets	63,814	59,895

Property, plant and equipment, net	55,046	56,633
Other assets	2,913	3,405

Total assets	$121,773	$119,933

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,265	$2,442
Accrued expenses and other liabilities	2,475	2,475
Income taxes payable	37	—
Dividends payable	1,525	1,524

Total current liabilities	7,302	6,441

Deferred income taxes	5,175	5,191
Other noncurrent liabilities	712	687

Total liabilities	13,189	12,319

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	42,645	42,210
Retained earnings	66,166	64,383
Accumulated other comprehensive income	(244)	1,004

Total shareholders’ equity	108,584	107,614

Total liabilities and shareholders’ equity	$121,773	$119,933

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended
	April 3, 2010	March 28, 2009
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$3,311	$552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,732	1,760
Loss on disposal of assets	1	—
Provision for deferred income taxes	(16)	(8)
Allowance for doubtful accounts	(9)	(2)
Stock-based compensation expense	286	228
Stock options income tax benefit	(23)	—
(Increase) decrease in:
Accounts receivable	(4,409)	1,395
Inventories	(1,079)	1,314
Income taxes receivable	1,485	(898)
Other current assets	(601)	115
Other assets	485	90
(Increase) decrease in:
Accounts payable	823	(41)
Accrued expenses and other liabilities	—	476
Income taxes payable	60	—
Other noncurrent liabilities	25	(35)

Net cash provided by operating activities	2,071	4,946

Cash flows from investing activities:
Capital expenditures	(668)	(1,236)
Purchases of marketable securities	(6,260)	(6,230)
Proceeds from sale of marketable securities	3,199	—

Net cash used in investing activities	(3,729)	(7,466)

Cash flows from financing activities:
Repayment of debt	—	(261)
Proceeds from exercise of stock options	28	—
Proceeds from stock issued	98	94
Dividends to shareholders	(1,527)	(1,503)
Stock options income tax benefit	23	—

Net cash used in financing activities	(1,378)	(1,670)

Effect of exchange rate changes on cash and cash equivalents	(641)	(456)

Net decrease in cash and cash equivalents	(3,677)	(4,646)

Cash and cash equivalents, beginning of period	30,446	35,303

Cash and cash equivalents, end of period	$26,769	$30,657

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$—	$9
Income taxes	$331	$1,077

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months Ended April 3, 2010
Sales to unaffiliated customers	$18,970	$4,192	$4,699	$3,744	$—	$31,605
Intercompany sales	5,097	—	53	338	(5,488)	—
Operating income	2,870	626	1,117	336	15	4,964
Depreciation	1,328	22	111	251	—	1,712
Capital expenditures	566	64	5	33	—	668

Three Months Ended March 28, 2009
Sales to unaffiliated customers	$15,621	$1,960	$4,167	$3,460	$—	$25,208
Intercompany sales	4,156	—	29	465	(4,650)	—
Operating income (loss)	(550)	86	713	454	101	804
Depreciation	1,370	26	124	233	—	1,753
Capital expenditures	1,131	22	4	79	—	1,236